Exhibit 99.1

FOR IMMEDIATE RELEASE

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports 176% Revenue Growth Year over Year in Third Quarter of Fiscal 2018

Fremont, CA (April 3, 2018) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its third quarter of fiscal 2018 ended February 28, 2018.

Fiscal Third Quarter Financial Results:

●
Net sales were $7.4 million, up 176% from $2.7 million in the third quarter of fiscal 2017.
●
GAAP net income was $267,000, or $0.01 per diluted share, compared to a GAAP net loss of $2.7 million, or $0.16 per diluted share, in the third quarter of fiscal 2017.
●
Non-GAAP net income, which excludes the impact of stock-based compensation expense, was $509,000, or $0.02 per diluted share, compared to a non-GAAP net loss of $2.4 million, or $0.14 per diluted share, in the third quarter of fiscal 2017.
●
Backlog as of February 28, 2018 was $12.6 million, compared to $11.8 million in the third quarter of fiscal 2017.

Fiscal First Nine Months Financial Results:

●
Net sales were $22.3 million, up 82% from $12.2 million in the first nine months of fiscal 2017.
●
GAAP net income was $337,000, or $0.01 per diluted share, compared to a GAAP net loss of $4.9 million, or $0.32 per diluted share, in the first nine months of fiscal 2017.
●
Non-GAAP net income was $1.2 million, or $0.05 per diluted share, compared to a non-GAAP net loss of $4.1 million, or $0.26 per diluted share, in the first nine months of fiscal 2017.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Third Quarter and Recent Business Highlights:

●
Announced during the quarter the initial order totaling over $2 million from a new customer for its FOX-XP™ Test and Burn-in System to be used for singulated die test and burn-in of silicon photonics devices.
●
Announced during the quarter a follow-on order from one of its lead customers for its FOX-XP Test and Burn-in System to provide additional wafer test capacity to meet the customer’s increasing silicon photonics device production requirements.

Aehr Test Systems Reports Third Quarter Fiscal 2018 Financial Results
April 3, 2018

●
Announced during the quarter orders exceeding $2.5 million for burn-in and test products and services for automotive semiconductor devices from a leading multinational manufacturer of advanced logic ICs for automotive applications.
●
Announced during the quarter a new customer order for an ABTS™ system from a prominent United States government military and aerospace contractor for production burn-in and test of a wide variety of integrated circuits (ICs) designed and built by the contractor.
●
Announced today a follow-on order for multiple ABTS systems totaling $1.5 million from a leading mobile wireless communications chipset company for production test and burn-in of devices used in an automotive application.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“There is a rising tide of concern in the automotive, mobile, and photonics markets, particularly focused on human safety and extended reliability testing and burning-in of devices, which Aehr Test is very well positioned to address. This is a key driver behind the strength and interest we continue to see from the semiconductor market for our new wafer level, singulated die, and packaged part test and burn-in solutions.

“We are encouraged that the market potential for our new FOX-P family of products continues to gain traction both with new customers and for new applications. During the quarter, we announced orders for our FOX-XP wafer level and singulated die based system for test and burn-in of silicon photonics devices. These orders included a follow-on order from one of our lead customers for the FOX-XP system and also from an additional new customer for Aehr Test. We continue to see silicon photonics and optical communication as a great market opportunity for our solutions, where we provide customers with a highly valuable and unique alternative to test and burn-in their devices at the wafer or singulated die form rather than at a packaged or system level, where the cost of failures is substantially higher.

“Aehr Test’s ABTS packaged part test and burn-in systems business continues at a healthy run rate with both system and upgrade orders from new customers and from our installed base. We added yet another new customer for our ABTS system during the quarter and also announced today a multi-system order from a current customer. This new order is for systems to ship to multiple new contract manufacturers to be used for production test and burn-in of automotive devices used in navigation systems. In addition, we shipped over 20 of our ABTS high performance thermal chambers during the quarter to our OEM customer for their high volume custom application.

“We are beginning to see a strong consumables business emerge with our increasing installed base of FOX systems. Our proprietary WaferPak full wafer contactors and DiePak singulated die and module carriers are purchased for use with our previous generation of FOX-1 and FOX-15 systems as well as our new FOX-XP test and burn-in system. Customers purchase these contactors and carriers for each new device design in addition to incremental capacity needs of existing devices.

Aehr Test Systems Reports Third Quarter Fiscal 2018 Financial Results
April 3, 2018

“With more than $22 million in revenue for the first nine months and a quarter-end backlog of $12.6 million, we are confident with our previously provided revenue guidance for the fiscal year ending May 31, 2018 of full year total revenue growth of at least 50% over fiscal 2017 and we continue to expect to be profitable for the year. Also, with the strength and opportunities we are seeing with our wafer level, singulated die, and packaged part businesses, we are well positioned for continued growth heading into our fiscal year 2019 that starts in June.”

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its third quarter fiscal 2018 operating results. To access the call dial 800-239-9838 (+1 323-794-2551 outside the United States) and give the participant pass code 2301798. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on April 10, 2018. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP system is a full wafer contact and singulated die/module test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test's expectations, beliefs, intentions or strategies regarding the future including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test’s products and Aehr Test’s ability to execute on its business strategy. See Aehr Test’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test’s business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Third Quarter Fiscal 2018 Financial Results
April 3, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 28,	Nov 30,	Feb 28,	Feb 28,	Feb 28,
	2018	2017	2017	2018	2017
Net sales	$7,393	$7,923	$2,681	$22,286	$12,215
Cost of sales	4,217	4,792	2,178	13,061	8,043
Gross profit	3,176	3,131	503	9,225	4,172

Operating expenses:
Selling, general and administrative	1,829	1,854	1,724	5,474	5,147
Research and development	1,040	1,090	1,248	3,085	3,348
Total operating expenses	2,869	2,944	2,972	8,559	8,495

Income (loss) from operations	307	187	(2,469)	666	(4,323)

Interest expense, net	(98)	(105)	(178)	(310)	(537)
Other (expense) income, net	(33)	(7)	(2)	(100)	38

Income (loss) before income tax benefit (expense)	176	75	(2,649)	256	(4,822)

Income tax benefit (expense)	91	(15)	(2)	81	(36)

Net income (loss)	267	60	(2,651)	337	(4,858)

Less: Net income attributable to the
noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test
Systems common shareholders	$267	$60	$(2,651)	$337	$(4,858)

Net income (loss) per share
Basic	$0.01	$0.00	$(0.16)	$0.02	$(0.32)
Diluted	$0.01	$0.00	$(0.16)	$0.01	$(0.32)

Shares used in per share calculations:
Basic	21,832	21,645	16,672	21,631	15,411
Diluted	22,641	22,883	16,672	22,838	15,411

-more-

Aehr Test Systems Reports Third Quarter Fiscal 2018 Financial Results
April 3, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 28,	Nov 30,	Feb 28,	Feb 28,	Feb 28,
	2018	2017	2017	2018	2017
GAAP net income (loss)	$267	$60	$(2,651)	$337	$(4,858)
Stock-based compensation expense	242	364	257	822	791
Non-GAAP net income (loss)	$509	$424	$(2,394)	$1,159	$(4,067)

GAAP net income (loss) per diluted share	$0.01	$0.00	$(0.16)	$0.01	$(0.32)
Non-GAAP net income (loss) per diluted share	$0.02	$0.02	$(0.14)	$0.05	$(0.26)
Shares used in GAAP diluted shares calculation	22,641	22,883	16,672	22,838	15,411
Shares used in non-GAAP diluted shares calculation	22,641	22,883	16,672	22,838	15,411

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports Third Quarter Fiscal 2018 Financial Results
April 3, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	February 28,	November 30,	May 31,
	2018	2017	2017
ASSETS

Current assets:
Cash and cash equivalents	$9,077	$9,959	$17,803
Short-term investments	5,986	5,969	-
Accounts receivable, net	4,673	3,490	4,010
Inventories	9,368	8,225	6,604
Prepaid expenses and other	1,339	2,098	961
Total current assets	30,443	29,741	29,378

Property and equipment, net	1,205	1,166	1,419
Other assets	324	94	95
Total assets	$31,972	$31,001	$30,892

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,638	$1,789	$2,808
Accrued expenses	1,643	1,607	1,609
Customer deposits and deferred revenue, short-term	2,310	3,142	3,467
Total current liabilities	6,591	6,538	7,884

Long-term debt	6,110	6,110	6,110
Deferred revenue, long-term	497	251	104
Total liabilities	13,198	12,899	14,098

Aehr Test Systems shareholders' equity	18,794	18,121	16,813
Noncontrolling interest	(20)	(19)	(19)
Total shareholders' equity	18,774	18,102	16,794

Total liabilities and shareholders' equity	$31,972	$31,001	$30,892

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